Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, dated March 11, 2013 and March 11, 2013 (except for Notes 2, 8 and 12 for which the date is August 19, 2013), with respect to the financial statements of MRI Interventions, Inc. included in its Annual Report on Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 11, 2013 and August 19, 2013, respectively.

/s/ CHERRY BEKAERT LLP

Tampa, Florida

October 25, 2013